                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

         Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Waddell & Reed Ivy Investment Company (the "Filing Persons"), hereby agree to file jointly a Schedule 13G and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934. Each of the Filing Persons agrees that the information set forth in such Schedule 13G and any amendments thereto with respect to such Filing Person will be true, complete and correct as of the date of such Schedule 13G or such amendment, to the best of such Filing Person's knowledge and belief, after reasonable inquiry. Each of the Filing Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in the Schedule 13G or any amendments thereto shall become inaccurate in any material respect or if said person learns of information that would require an amendment to the Schedule 13G.

         IN WITNESS WHEREOF, the undersigned have set their hands this 30th day of January 2004.


Waddell & Reed Financial, Inc.      Waddell & Reed Financial Services, Inc.

By: /s/ Daniel C. Schulte           By: /s/ Wendy J. Hills
Name:   Daniel C. Schulte           Name:   Wendy J. Hills
Title:  Vice President              Title:  Attorney-In-Fact


Waddell & Reed, Inc.                Waddell & Reed Investment Management Company

By:  /s/ Wendy J. Hills             By: /s/ Wendy J. Hills
Name:    Wendy J. Hills             Name:   Wendy J. Hills
Title:   Attorney-In-Fact           Title:  Attorney-In-Fact